Exhibit 10.1

FIRST AMENDMENT TO
AMENDED AND RESTATED
EMPLOYMENT AGREEMENT OF
DAVID P. STORCH

This First Amendment to the Amended and Restated Employment Agreement is made and entered into on December 18, 2008, by and between AAR CORP., a Delaware corporation (the “Company”), and David P. Storch (“Employee”).

WHEREAS, the Company and Employee are parties to an Amended and Restated Employment Agreement dated as of May 31, 2006 (the “Agreement”) and now desire to amend the Agreement to comply with Internal Revenue Code Section 409A and the guidance and regulations thereunder, to the extent applicable.

NOW, THEREFORE, in consideration of the mutual covenants and promises contained herein, and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties agree to amend the Agreement as follows, effective as of the date hereof:

1.             By amending Section 10(a)(ii)(A) to delete the reference to “promptly” and replace with “, within 30 days following such termination of employment,”.

2.             By amending Section 10(a)(ii)(B) to delete the reference to “90 days” and replace with “30 days.”

3.             By amending Section 10(e) to delete the reference to “promptly” and to add a second sentence to read as follows:

The gross-up bonus shall be paid within 30 days after Employee remits the related excise tax or other amounts to the appropriate taxing authority.

4.             By amending Section 12 to delete the first sentence and replace it with subsections (a) and (b) to read as follows:

(a)           If at the time of the Employee’s termination of employment for reasons other than death he is a “Key Employee” as determined in accordance with the procedures set forth in Treas. Reg. §1.409A-1(i), any amounts payable to the Employee pursuant to this Agreement that are subject to Section 409A of the Internal Revenue Code shall not be paid or commence to be paid until six months following the Employee’s termination of employment, or if earlier, the Employee’s subsequent death.

(b)           Reimbursements or in-kind benefits provided under this Agreement that are subject to Section 409A of the Internal Revenue Code are subject to the following restrictions:  (1) the amount of expenses eligible for reimbursements, or in-kind benefits provided, to the Employee during a calendar year shall not affect the expenses eligible for reimbursement or the in-kind benefits provided in any other calendar year, and (2) reimbursement of an eligible expense shall be made as soon as practicable, but in no event later than the last day of the calendar year following the calendar year in which the expense was incurred.

5.             By further amending Section 12 to designate the last three sentences as subsection (c), delete the reference to “promptly” and add a final sentence to read as follows:

The gross-up bonus shall be paid within 30 days after Employee remits the related excise tax or other amounts to the appropriate taxing authority.

IN WITNESS WHEREOF, the parties have executed this First Amendment as of the date first written above.

AAR CORP.

By:	/s/ Robert J. Regan
Its:	Vice President and General Counsel

DAVID P. STORCH

/s/ David P. Storch